UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 17, 2005

Bell Microproducts Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

California	0-21528	94-3057566
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1941 Ringwood Avenue, San Jose, California		95131-1721
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	408-451-9400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.05 Costs Associated with Exit or Disposal Activities.

On November 23, 2005, Bell Microproducts Inc. (the "Company") filed a Current Report on Form 8-K (the "November Form 8-K") pursuant to Item 2.05 regarding certain restructuring activities commenced with respect to the Company’s European operations. The information contained in the November Form 8-K is incorporated herein by reference.

At the time the Company filed the November Form 8-K, it was unable in good faith to make a determination of an estimate or range of estimates required by paragraphs (b), (c) and (d) of Item 2.05 of Form 8-K with respect to the restructuring activities. The Company has now determined that the cumulative pretax charge for these restructuring activities has been estimated to be $9.0 million which includes the European restructuring activities listed in the November Form 8-K. The Company’s restructuring costs and special charges include $5.9 million for downsizing certain leased facilities, $1.9 million for the discontinuation of certain unprofitable business lines, $936,000 for reductions in personnel and $337,000 for the closure of operations in Sweden.

Of the total $9.0 million estimated restructuring charge, approximately $7.1 million is estimated to be paid in cash payments for severance and other restructuring related expenses.

All of the components of the restructuring plan are not yet finalized and actual total costs and the timing of the costs may vary from the estimated total of $9.0 million due to changes in the scope of the plan or assumptions underlying our estimates.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bell Microproducts Inc.

February 28, 2006	By:	James E. Illson

Name: James E. Illson
Title: Chief Operating Officer, President of the Americas and Chief Financial Officer